UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.   )
Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MEDALLION FINANCIAL CORP.
(Name of Registrant as Specified In Its Charter)
ZimCal Asset Management, LLC BIMIZCI Fund, LLC Warnke Investments LLC Stephen Hodges Judd Deppisch
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

-with copies to-
Peter D. Fetzer Foley & Lardner LLP 777 East Wisconsin Avenue Suite 3800 Milwaukee, WI 53202-5306 (414) 297-5596
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

ZimCal Asset Management, LLC

ZimCal Asset Management, LLC, Stephen Hodges, BIMIZCI Fund, LLC and Warnke Investments LLC (collectively, “ZimCal”) are attaching hereto a press release issued on May 16, 2024 regarding a cease-and-desist letter sent to Medallion Financial Corp., a letter to stockholders regarding the letter, and a copy of the letter as an exhibit to this filing.
Important Information
Stephen Hodges and his affiliates, ZimCal Asset Management, LLC, BIMIZCI Fund, LLC and Warnke Investments LLC (collectively, “ZimCal”), have nominated individuals to Medallion Financial Corp.’s board of directors and are soliciting votes for the election of their nominees, Stephen Hodges and Judd Deppisch, as members of the board of directors of Medallion Financial (the “Nominees”).  ZimCal has sent a definitive proxy statement, WHITE proxy card and related proxy materials to stockholders of Medallion Financial Corp. seeking their support of the Nominees at Medallion Financial Corp.’s 2024 annual meeting of stockholders.  Stockholders are urged to read the definitive proxy statement and WHITE proxy card because they contain important information about the Nominees, Medallion Financial Corp. and related matters.  Stockholders may obtain a free copy of the definitive proxy statement and WHITE proxy card and other documents filed by ZimCal with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov.  Stockholders may also direct a request to ZimCal’s proxy solicitor, Saratoga, 520 8th Avenue, 14th Floor, New York, NY 10018 (stockholders can e-mail at info@saratogaproxy.com or call toll-free at (888) 368-0379).
Participants in Solicitation
The following persons are participants in the solicitation by ZimCal: ZimCal Asset Management, LLC, BIMIZCI Fund, LLC, Warnke Investments LLC, Judd Deppisch, and Stephen Hodges.  The participants may have interests in the solicitation, including as a result of holding shares of Medallion Financial Corp.’s common stock. Information regarding the participants and their interests is contained in the definitive proxy statement filed and transmitted by ZimCal.

Press Release

Press Release [FOR IMMEDIATE RELEASE]:

ZimCal responds to personal attacks by Medallion Financial Corp.
• ZimCal issues cease and desist letter to Medallion Financial Corp. and demands correction of recent false and misleading statements.
• ZimCal believes recent characterizations by Medallion is further proof that change is desperately needed.
• ZimCal has been strongly encouraged by support from independent stockholders since launch of its campaign to improve Medallion Financial Corp.

Minneapolis – May 16th, 2024

ZimCal Asset Management, LLC and its affiliates BIMIZCI Fund LLC, Warnke Investments LLC and Stephen Hodges (collectively “ZimCal”) were recently the target of untruthful attacks by Medallion Financial Corp. (“Medallion”).  In a transparent attempt to gain an unfair advantage in the proxy contest and harm ZimCal, Medallion included false and defamatory statements in its solicitation material concerning discussions between ZimCal and Medallion about the possibility of Medallion purchasing preferred trust securities (essentially subordinated debt) from ZimCal. Those statements, which Medallion knew to be false and misleading when it filed the solicitation material, violate Section 14(a) of the Securities Exchange Act (“Section 14(a)”) and constitute defamation under applicable state law. To that end, ZimCal has demanded that Medallion promptly withdraw the solicitation material and issue a corrected Form DEFA14A addressing the falsehoods.  ZimCal’s position is supported by unequivocal emails to the Company, that clearly show that its primary desire was to remain invested in Medallion.  In fact, Medallion approached ZimCal about a payoff as the email records clearly shows. In all communication, ZimCal repeatedly stated that Medallion had tremendous potential and that it could be worth considerably more with improved governance, leadership and strategy.  ZimCal also consistently advocated for a collaborative approach with Medallion.

View ZimCal’s full letter to Medallion here.  Or at www.restoretheshine.com/materials. A copy of the letter will also be filed with the Securities and Exchange Commission.

While it is unfortunate that Medallion has chosen to personally attack ZimCal’s nominees rather than engage in a productive discussion of issues concerning all stockholders, it is no surprise.  The SEC is seeking an order permanently barring Andrew Murstein from acting as an officer or director of any public company and requiring him to pay civil monetary penalties.  ZimCal has repeatedly demanded that the Board engage an outside law firm and conduct an independent investigation of the facts and circumstances leading to the SEC’s complaint; ZimCal thinks that a responsible Board would have already done so as a matter of course in order to protect the interests of all stockholders.  In our opinion, the Board, whose members include Mr. Murstein’s father and father-in-law, has clearly decided that its most important mission is to protect Andrew Murstein regardless of what the facts may be.  It seems apparent to us that Mr. Murstein views our nominees as an existential threat to the cozy relationships that have prevented an independent investigation into his actions and will engage in personal attacks, vague insinuations, half-truths and falsehoods to protect his personal position.  We fully expect Mr. Murstein to continue to try and muddy the waters and distract stockholders from the real issues at hand.

Visit www.restoretheshine/nominees to learn about our highly qualified nominees.

Vote for our two exceptional candidates by voting online or via mail using the WHITE proxy card.  Even if you have already voted, you can still vote for our candidates and only your most recent vote will count.  Full instructions can be found at www.restoretheshine.com/vote.

Visit www.restoretheshine.com to get important details and to sign up for updates.

Media contact: nicole@nh-consult.com

About ZimCal Asset Management, LLC

ZimCal Asset Management is an alternative investment firm focused primarily on niche, illiquid and complex credit investment opportunities.
ZimCal Asset Management partners with both healthy and distressed borrowers or issuers and provides customized solutions that meet their unique needs and circumstances.  Over the last 15 years, the founder of ZimCal Asset Management has developed a specialization investing in FDIC-insured institutions and has partnered with over 120 bank lenders through investments on both sides of the balance sheet.
ZimCal usually works in collaboration with bank leadership teams if required, but on very rare occasions, must insert itself more forcefully if it believes that leadership is underwhelming and threatens to undermine stakeholder investments.  ZimCal prides itself on performing extensive, rigorous financial analysis and research to fully understand the risks of any investment.

Solicitation Information
Stockholders are urged to read ZimCal’s definitive proxy statement and WHITE proxy card because they contain important information about the ZimCal nominees and related matters.  Shareholders may obtain a free copy of the definitive proxy statement and WHITE proxy card and other documents filed by ZimCal on the web site of the Securities and Exchange Commission (SEC) at www.sec.gov.  Shareholders can also access the ZimCal’s SEC filing directly here.  Shareholders may also direct a request to ZimCal’s proxy solicitor, Saratoga, 520 8th Avenue, 14th Floor, New York, NY 10018 (shareholders can e-mail at info@saratogaproxy.com or call toll-free at (888) 368-0379).
Participants in Solicitation
The identity of the participants in the solicitation and a description of their direct or indirect interests, by security holdings or otherwise is contained in ZimCal’s definitive proxy statement filed with the SEC on April 26, 2024.

Stockholder Letter

Dear Medallion Financial Stockholder:

• ZimCal issues cease and desist letter to Medallion Financial Corp. and demands correction of recent false and misleading statements.
• ZimCal believes recent characterizations by Medallion Financial Corp. are further proof that change is desperately needed.
• ZimCal has been strongly encouraged by support from independent stockholders since the launch of its campaign to improve Medallion Financial Corp.

Attached please find a copy of the Press Release and Cease & Desist letter ZimCal was compelled to send to the Company in light of the baseless personal attacks made by Medallion Financial Corp. about ZimCal in a recent letter to shareholders.

The company has stooped to new lows in an effort to win the proxy contest at all costs and, in our view, to protect the outrageous levels of executive compensation paid to members of the Murstein family.

If you have voted the Company’s Blue voting instruction form a later-dated WHITE voting instruction form will revoke your previously cast vote.  Please be on the lookout for another WHITE voting instruction form from your broker in the mail or by email.  You may be able to vote over your brokerage firm’s website also.

All of ZimCal’s materials can be found on www.restoretheshine.com

Thank you for your support